(BW)(BUFFETS) Buffets, Inc. Announces Results for the Third Quarter of Fiscal 2004 and
Provides Same Store Sales Guidance for the Fourth Quarter

        EAGAN, Minn. — (BUSINESS WIRE)—May 12, 2004 — Buffets, Inc. (“Buffets”) today reported results for its third quarter ended April 7, 2004.

        Buffets reported sales for the 16-week third quarter ended April 7, 2004, of $287.6 million, versus sales for the prior year quarter of $293.7 million. The decline in sales was primarily attributable to the closure of 14 buffet restaurants and the sale of 13 Original Roadhouse Grill units, partially offset by the opening of 3 units, over the past year. Average weekly sales of $49,659 for the third quarter of fiscal 2004 were 4.2% higher than average weekly sales for the comparable prior year period. Same-store sales for the third quarter of fiscal 2004 increased by 4.4% compared to the comparable prior year period, reflecting a 0.5% increase in guest traffic and a 3.9% increase in average check. The increase in average check was comprised of approximately a 2.2% price increase and a 1.7% check average increase associated with a reduction in free promotional and employee meals.

        Net income for the third quarter of 2004 was $0.5 million compared to $1.7 million for the third quarter of fiscal 2003. Net income for the 16 weeks ended April 7, 2004 included a pretax charge of approximately $6.9 million (impact on net income of $4.2 million) associated with the refinancing of our senior credit facility and the early extinguishment of $14.3 million of our 11¼% senior subordinated notes.

        Sales for the 40-week period ended April 7, 2004 were $718.5 million, versus sales for the comparable prior year period of $750.4 million. The decline in sales was primarily attributable to the closure of 14 buffet restaurants and the sale of 13 Original Roadhouse Grill units, partially offset by the opening of 3 units, over the past year. Average weekly sales for the first 40 weeks of fiscal 2004 of $49,395 were 2.5% higher than average weekly sales for the comparable prior year period. Same-store sales for the first 40 weeks of fiscal 2004 increased by 1.8% compared to the comparable prior year period, reflecting a 1.2% decline in guest traffic offset by a 3.0% increase in average check. The increase in average check was comprised of approximately a 1.9% price increase and a 1.1% increase in average check due to a reduction in free promotional and employee meals.

        Net income for the first 40 weeks of 2004 was $7.3 million, compared with a net income of $4.1 million for the comparable prior year period. Net income for the 40 weeks ended April 9, 2003 included a pretax charge of approximately $5.4 million (impact on net income of $3.3 million) associated with the completion of a sale and leaseback transaction with respect to 27 restaurants on December 11, 2002. The first 40 weeks of fiscal 2003 also included approximately $1.2 million of net proceeds received as partial settlement of an insurance claim from a previous year. Net income for the 40 weeks ended April 7, 2004 included a pretax charge of approximately $6.9 million (impact on net income of $4.2 million) associated with the refinancing of our senior credit facility and the early extinguishment of $14.3 million of our 11¼% senior subordinated notes.

        Buffets also announced that it expects same store sales for the fourth quarter of its 2004 fiscal year (the 12-week period ending June 30, 2004) to increase by approximately 1% to 3%.

        Buffets will be discussing its operating results for the first three quarters of its fiscal year on Wednesday, May 12, 2004 at 11:00 a.m. (Eastern). You may access this call starting at 10:45 a.m. (Eastern).

        The conference phone number is 1-888-228-7864 and the conference ID number is 6862944. Kerry Kramp, the Chief Executive Officer of Buffets, is the conference call leader. In consideration of your fellow participants, Buffets requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, May 21, 2004 at 6:00 p.m. (Eastern). Playback can be reached by dialing 1-800-642-1687 and requesting conference ID number 6862944. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

        As of April 7, 2004, Buffets operated 361 restaurants in 35 states comprised of 353 buffet restaurants and eight Tahoe Joe’s Famous Steakhouse(R) restaurants. The buffet restaurants are principally operated under the Old Country Buffet(R) or HomeTown Buffet(R) brands. Buffets also franchised 20 buffet restaurants in seven states.

        The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, fourth quarter 2004 same store sales guidance, to differ materially from those set forth in, or implied by, forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets’ Form 10-K filed with the Securities and Exchange Commission on September 30, 2003. The statements in this release reflect Buffets’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

Contacts: R. Michael Andrews, Jr. or	Don Van der Wiel
Chief Financial Officer	Vice President, Controller
Buffets, Inc.	Buffets, Inc.
(651) 365-2626	(651) 365-2789

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	July 2,	April 7,
	2003	2004
	(In thousands, except per share data)
ASSETS
CURRENT ASSETS:
Unrestricted cash and cash equivalents	$15,747	$10,686
Restricted cash and cash equivalents	--	33,528
Receivables	6,586	7,717
Inventories	18,462	18,605
Prepaid expenses and other current assets	8,039	9,898
Assets held for sale	1,390	--
Deferred income taxes	15,216	16,242

Total current assets	65,440	96,676
PROPERTY AND EQUIPMENT, net	154,140	153,840
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	2,932	--
OTHER ASSETS, net	18,311	14,206

Total assets	$552,986	$576,885

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$43,777	$41,717
Accrued liabilities	77,407	70,904
Income taxes payable	4,787	6,090
Current maturities of long-term debt	1,735	2,300

Total current liabilities	127,706	121,011
LONG-TERM DEBT, net of current maturities	392,023	435,396
DEFERRED LEASE OBLIGATIONS	19,713	21,201
OTHER LONG-TERM LIABILITIES	7,889	7,126

Total liabilities	547,331	584,734
SHAREHOLDER'S EQUITY (DEFICIT):
Common stock; $.01 par value, 100 shares authorized; 100
shares issued and outstanding	--	--
Retained earnings (accumulated deficit)	5,655	(7,849)

Total shareholder's equity (deficit)	5,655	(7,849)

Total liabilities and shareholder's equity (deficit)	$552,986	$576,885

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Sixteen Weeks Ended		Forty Weeks Ended
	April 9,	April 7,	April 9,	April 7,
	2003	2004	2003	2004
	(in thousands)
RESTAURANT SALES	$293,684	$287,573	$750,371	$718,456
RESTAURANT COSTS:
Food	94,077	93,235	236,067	233,444
Labor	95,153	87,922	241,062	221,441
Direct and occupancy	69,239	66,257	174,209	166,632

Total restaurant costs	258,469	247,414	651,338	621,517
ADVERTISING EXPENSES	7,135	7,198	21,868	19,090
GENERAL AND ADMINISTRATIVE EXPENSES	13,682	14,515	35,208	33,094
LOSS ON SALE AND LEASEBACK TRANSACTION	--	--	5,434	--

OPERATING INCOME	14,398	18,446	36,523	44,755
INTEREST EXPENSE	12,322	11,639	32,182	28,661
INTEREST INCOME	(60)	(123)	(259)	(308)
OTHER INCOME	(320)	(285)	(913)	(1,128)
LOSS RELATED TO BANK REFINANCING	--	4,201	--	4,201
LOSS RELATED TO EARLY EXTINGUISHMENT
OF DEBT	--	2,727	--	2,727

INCOME BEFORE INCOME TAXES	2,456	287	5,513	10,602
INCOME TAX EXPENSE (BENEFIT)	748	(182)	1,427	3,259

Net income	$1,708	$469	$4,086	$7,343

BUFFETS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Forty Weeks Ended
	April 9,	April 7,
	2003	2004
	(In thousands)
OPERATING ACTIVITIES:
Net income	$4,086	$7,343
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	28,890	26,005
Amortization of debt issuance cost	1,526	1,025
Write-off of debt issuance cost related to bank refinancing	--	4,201
Loss related to early extinguishment of debt	--	2,727
Deferred income taxes	1,000	1,906
Accretion of original issue discount	568	618
Impairment of assets	256	--
Loss on disposal of assets	326	192
Loss on sale and leaseback transaction	5,434	--
Changes in assets and liabilities:
Receivables	2,271	(881)
Inventories	147	(568)
Prepaid expenses and other current assets	2,160	(1,859)
Accounts payable	7,757	(2,060)
Accrued and other liabilities	(10,894)	(5,663)
Income taxes payable	(97)	1,303

Net cash provided by operating activities	43,430	34,289

INVESTING ACTIVITIES:
Proceeds from sale and leaseback transaction	22,580	2,710
Purchase of fixed assets	(20,828)	(27,805)
Acquisition of 20% minority interest in Tahoe Joe's Inc	--	(370)
Proceeds from sale of other assets	514	2,032

Net cash provided by (used in) investing activities	2,266	(23,433)
FINANCING ACTIVITIES:
Repayment of Credit Facility	(41,716)	(172,377)
Proceeds from Credit Facility	--	230,000
Early extinguishment of debt	--	(16,472)
Capital distribution	--	(20,847)
Debt issuance costs	(3,079)	(2,693)

Net cash provided by (used in) financing activities	(44,795)	17,611

NET CHANGE IN CASH AND CASH EQUIVALENTS	901	28,467
CASH AND CASH EQUIVALENTS, beginning of period	8,304	15,747

CASH AND CASH EQUIVALENTS, end of period	$9,205	$44,214

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for--
Interest (net of capitalized interest of $247 and $207)	$24,296	$33,425

Income taxes	$1,216	$46